CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS THIRD QUARTER 2015 RESULTS
Company Reports Growth in Income(1) and EPS(1) of More Than 30%
Raises Full Year 2015 EPS and Free Cash Flow Guidance
BLOOMFIELD HILLS, Michigan, October 29, 2015 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2015. The Company reported third quarter net sales from continuing operations of $222.2 million, relatively flat as compared to third quarter 2014. The Company reported third quarter 2015 income from continuing operations attributable to TriMas Corporation of $11.7 million, or $0.26 per diluted share, as compared to income of $11.1 million, or $0.24 per diluted share, in the third quarter of 2014. Excluding Special Items(1), third quarter 2015 diluted earnings per share from continuing operations would have been $0.39, a 34.5% improvement from $0.29 in third quarter 2014.
TriMas Highlights

•	Improved income and earnings per share from continuing operations by 30.9% and 34.5%, respectively, excluding the impact of Special Items(1), compared to the third quarter of 2014.

•
Announced and began implementing a broadly-focused Financial Improvement Plan, targeting cost actions which are expected to yield approximately $15 million of annual savings, and improve the Company’s profitability, cash flow conversion and operational efficiency.

•	Improved operating profit margin(1) by 300 basis points with improvements in Packaging, Aerospace and Energy, and a reduction in corporate expenses as compared to third quarter 2014.

•	Continued to execute on reorganization and integration initiatives in Packaging and Aerospace, the Company's highest margin businesses, to drive future growth and margin expansion.

•
Launched the TriMas Aerospace Engineering Research and Technology team to partner with the Company's aerospace customers to support innovation and application growth; TriMas Aerospace also recognized as the Embraer 2015 Hardware Supplier of the Year.

"While our third quarter sales were relatively flat year-over-year, we achieved 300 basis points of margin expansion and an increase of 34.5% in earnings per share(1)," said David Wathen, TriMas President and Chief Executive Officer. "We realized year-over-year operating profit margin improvements in three out of four of our segments, reduced corporate expenses as compared to a year ago, and realigned our engine and compressor business' cost structure to break even despite a 60% decline in sales year-over-year. We were able to achieve these results in an environment of global macroeconomic uncertainty, with external headwinds related to continued low oil-related activity, a strong U.S. dollar and relative weakness in our industrial end markets."

"In addition, our team is aggressively implementing our Financial Improvement Plan announced in September, pursuing cost actions to accelerate business improvement initiatives that maintain or enhance margins across the company. With significant uncertainty in many end markets and economies, we continually assess and implement measures to improve our operations and financial position. We expect this broad-based set of cost reductions to position us for improved margins and free cash flow in 2016, in spite of top-line headwinds. While our immediate focus remains on cost reduction, we also continue to invest in initiatives that will drive future profitable growth," Wathen continued.

"Based on our third quarter performance and the current trends we are experiencing, we are updating our full year 2015 outlook from continuing operations, slightly lowering sales guidance, while increasing projected earnings per share from $1.15 to $1.25, to $1.25 to $1.30, excluding any future events that may be considered Special Items. We are also increasing 2015 Free Cash Flow outlook to be between $50 million and $60 million. As we move forward, we are focused on mitigating the challenging growth environment, while driving enhanced profitability through cost reduction actions and investment in higher-return projects." Wathen concluded.

Third Quarter Financial Results - From Continuing Operations

•
TriMas reported third quarter net sales of $222.2 million, relatively flat as compared to $222.3 million in third quarter 2014. The positive impact of recent acquisitions and organic initiatives was offset by sales declines resulting from the impact of lower oil prices, macroeconomic uncertainty and $3.6 million of unfavorable currency exchange, primarily in Packaging and Energy.

•
The Company reported operating profit of $21.6 million in third quarter 2015, an increase of 5.1% as compared to third quarter 2014. Excluding Special Items(1) related to severance and business restructuring, third quarter 2015 operating profit would have been $29.9 million, an increase of 28.6% as compared to $23.2 million during third quarter 2014. Third quarter 2015 operating profit margin, excluding Special Items(1), increased 300 basis points to 13.4%, as a result of improvements in Packaging, Aerospace and Energy, and a reduction in corporate expenses as compared to third quarter 2014.

•
Third quarter 2015 income from continuing operations attributable to TriMas Corporation was $11.7 million, or $0.26 per diluted share, compared to $0.24 per diluted share in third quarter 2014. Excluding Special Items(1), third quarter 2015 income from continuing operations attributable to TriMas Corporation would have been $17.8 million, or $0.39 per diluted share, an improvement of 34.5% as compared to $0.29 in third quarter 2014.

•
The Company reported Free Cash Flow (defined as Net Cash Provided by Operating Activities of Continuing Operations, excluding the cash impact of the Financial Improvement Plan, less Capital Expenditures) of $1.5 million for third quarter 2015 as compared to $8.0 million in third quarter 2014. On a year-to-date basis, the Company generated $9.1 million of Free Cash Flow and expects to generate between $50 million and $60 million for full year 2015.

Discontinued Operations
On June 30, 2015, the Company completed the spin-off of its Cequent businesses (comprised of the Cequent Americas and Cequent APEA reportable segments), creating a new independent publicly-traded company, Horizon Global Corporation, through a distribution of 100% of the Company's interest in Horizon Global to holders of TriMas common shares. The results of operations of the Cequent businesses, as well as the one-time costs incurred in connection with the separation of the two companies, are included in discontinued operations for all periods presented.
Financial Position
TriMas reported total indebtedness of $459.4 million as of September 30, 2015, as compared to $638.6 million as of December 31, 2014, and $338.3 million as of September 30, 2014. The Company used the cash distribution from Horizon Global to reduce the outstanding borrowings in conjunction with the spin-off of the Cequent businesses. The increase in total indebtedness from the year ago period is related to the additional borrowings in October 2014 to fund the acquisition of Allfast Fastening Systems, net the reduction resulting from the Horizon Global distribution. TriMas ended third quarter 2015 with $129.7 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results - From Continuing Operations(2)
Packaging
Net sales for the third quarter decreased 1.6% as compared to the year ago period, primarily as a result of unfavorable currency exchange, partially offset by increased specialty systems product sales due to the acquisition of Lion Holdings in the third quarter of 2014. Third quarter operating profit and the related margin percentage increased due to reductions in certain acquisition-related liabilities, lower material costs, a favorable shift in product mix and lower selling, general and administrative costs, partially offset by continued investment in global capabilities and unfavorable currency exchange. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into growing markets.
Aerospace
Net sales for the third quarter increased 65.6% as compared to the year ago period, primarily due to the results of Allfast, which was acquired in October 2014, and higher demand from OE customers, partially offset by lower sales to large distribution customers. Third quarter operating profit and the related margin percentage increased by 400 basis points due to the higher sales levels and related operating leverage, continued productivity initiatives and a more favorable product mix, partially offset by increased selling, general and administrative costs related to the acquisition. The Company is focused on integrating and leveraging its aerospace businesses to better serve its customers, improving manufacturing efficiencies and throughput, and developing and qualifying additional highly-engineered products for aerospace applications.
Energy
Third quarter net sales increased 2.6% as compared to the year ago period, as increased North American sales, primarily related to higher levels of engineering and construction activity, more than offset reduced demand levels from upstream customers related to lower oil prices, lower sales in China and Brazil due to restructuring activities in those regions, and the impact of unfavorable currency exchange. Third quarter operating profit and the related margin percentage increased by 260 basis points as compared to the prior year period as a result of the higher sales levels, a more favorable product sales mix, improved manufacturing efficiencies and reduced selling, general and administrative costs. The Company has accelerated the restructuring actions in this business to drive manufacturing and operational improvements, optimize its global footprint and increase sales of its higher-margin, specialty products.
Engineered Components
Third quarter net sales decreased 32.6% as compared to the year ago period, primarily due to lower sales of engines and compressors resulting from the impact of lower oil prices, as well as decreased sales of industrial cylinders related to weaker demand in industrial end markets and lower levels of export sales due to the strong U.S. dollar. Third quarter operating profit and the related margin percentage also decreased, primarily due to the reduced sales level and lower fixed cost absorption related to engine and compression products, which were partially offset by cost reductions and productivity initiatives. The Company has responded to the dramatic drop in oil prices and the impact on engine and compressor demand by reducing its fixed cost structure, and continues to drive new product sales and expand its international sales efforts.
2015 Outlook
The Company is updating its full year 2015 outlook from continuing operations, slightly lowering sales outlook, while increasing earnings per share and Free Cash Flow guidance. Given external headwinds related to continued low levels of oil activity, lower macroeconomic growth and weakness in industrial end markets, the Company is estimating that 2015 sales will be relatively flat on a year-over-year basis. The Company is increasing its full-year 2015 diluted earnings per share outlook, from $1.15 to $1.25, to $1.25 to $1.30, excluding any future events that may be considered Special Items, as a result of the performance in the third quarter, as well as the modest impact of the Financial Improvement Plan expected in the fourth quarter of 2015. In addition, the Company is increasing 2015 Free Cash Flow outlook, (defined as Net Cash Provided by Operating Activities of Continuing Operations, excluding the cash impact of the Financial Improvement Plan, less Capital Expenditures), to be between $50 million and $60 million, as compared to $30 million to $40 million previously.

Conference Call Information
TriMas Corporation will host its third quarter 2015 earnings conference call today, Thursday, October 29, 2015, at 10 a.m. ET. The call-in number is (888) 427-9376. Participants should request to be connected to the TriMas Corporation third quarter 2015 earnings conference call (Conference ID #284954). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #284954) beginning October 29, 2015 at 3 p.m. ET through November 5, 2015 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any “forward-looking” statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including, but not limited to, those relating to the Company’s business, financial condition or future results, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to:  the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the Company’s ability to integrate Allfast and attain the expected synergies, including that the acquisition is accretive; the Company’s ability to attain the Financial Improvement Plan targeted savings and free cash flow amounts; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into four reportable segments: Packaging, Aerospace, Energy and Engineered Components. TriMas has approximately 4,000 employees at more than 50 facilities in 16 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income from continuing operations attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2015	December 31, 2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$22,460	$24,420
Receivables, net	144,600	132,800
Inventories	176,410	171,260
Deferred income taxes	24,030	24,030
Prepaid expenses and other current assets	12,550	8,690
Current assets, discontinued operations	—	197,420
Total current assets	380,050	558,620
Property and equipment, net	174,320	177,470
Goodwill	455,430	460,080
Other intangibles, net	281,230	297,420
Other assets	21,930	27,960
Non-current assets, discontinued operations	—	140,200
Total assets	$1,312,960	$1,661,750
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$13,860	$23,400
Accounts payable	84,060	103,510
Accrued liabilities	61,870	63,110
Current liabilities, discontinued operations	—	119,900
Total current liabilities	159,790	309,920
Long-term debt	445,560	615,170
Deferred income taxes	42,350	46,320
Other long-term liabilities	57,400	64,450
Non-current liabilities, discontinued operations	—	35,260
Total liabilities	705,100	1,071,120
Total shareholders' equity	607,860	590,630
Total liabilities and shareholders' equity	$1,312,960	$1,661,750

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net sales	$222,190	$222,330	$671,220	$663,870
Cost of sales	(159,720)	(162,460)	(484,110)	(480,800)
Gross profit	62,470	59,870	187,110	183,070
Selling, general and administrative expenses	(40,910)	(39,350)	(123,320)	(113,070)
Operating profit	21,560	20,520	63,790	70,000
Other expense, net:
Interest expense	(3,440)	(2,080)	(10,610)	(6,310)
Debt financing and extinguishment costs	—	—	(1,970)	—
Other expense, net	(720)	(1,730)	(2,330)	(3,450)
Other expense, net	(4,160)	(3,810)	(14,910)	(9,760)
Income from continuing operations before income tax expense	17,400	16,710	48,880	60,240
Income tax expense	(5,690)	(5,620)	(16,740)	(21,020)
Income from continuing operations	11,710	11,090	32,140	39,220
Income (loss) from discontinued operations, net of tax	—	11,140	(4,740)	28,590
Net income	11,710	22,230	27,400	67,810
Less: Net income attributable to noncontrolling interests	—	—	—	810
Net income attributable to TriMas Corporation	$11,710	$22,230	$27,400	$67,000
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.26	$0.24	$0.71	$0.85
Discontinued operations	—	0.25	(0.10)	0.64
Net income per share	$0.26	$0.49	$0.61	$1.49
Weighted average common shares—basic	45,157,412	44,919,340	45,102,067	44,863,008
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.26	$0.24	$0.70	$0.85
Discontinued operations	—	0.25	(0.10)	0.63
Net income per share	$0.26	$0.49	$0.60	$1.48
Weighted average common shares—diluted	45,499,104	45,276,199	45,439,618	45,231,058

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2015	2014
Cash Flows from Operating Activities:
Net income	$27,400	$67,810
Income (loss) from discontinued operations	(4,740)	28,590
Income from continuing operations	32,140	39,220
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of property and equipment	590	430
Depreciation	16,430	15,350
Amortization of intangible assets	15,790	10,900
Amortization of debt issue costs	1,360	1,430
Deferred income taxes	(4,220)	(7,120)
Non-cash compensation expense	4,590	6,450
Excess tax benefits from stock based compensation	(300)	(1,100)
Debt financing and extinguishment costs	1,970	—
Increase in receivables	(15,790)	(24,610)
Increase in inventories	(7,010)	(1,970)
(Increase) decrease in prepaid expenses and other assets	(1,020)	1,320
Increase (decrease) in accounts payable and accrued liabilities	(15,540)	11,970
Other, net	(250)	370
Net cash provided by operating activities of continuing operations, net of acquisition impact	28,740	52,640
Net cash provided by (used for) operating activities of discontinued operations	(14,030)	12,260
Net cash provided by operating activities, net of acquisition impact	14,710	64,900
Cash Flows from Investing Activities:
Capital expenditures	(20,360)	(18,320)
Acquisition of businesses, net of cash acquired	—	(27,510)
Net proceeds from disposition of property and equipment	1,680	50
Net cash used for investing activities of continuing operations	(18,680)	(45,780)
Net cash used for investing activities of discontinued operations	(2,510)	(2,510)
Net cash used for investing activities	(21,190)	(48,290)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	275,000	—
Repayments of borrowings on term loan facilities	(441,410)	(6,660)
Proceeds from borrowings on revolving credit and accounts receivable facilities	995,620	732,480
Repayments of borrowings on revolving credit and accounts receivable facilities	(1,006,490)	(687,520)
Payments for deferred purchase price	(5,810)	—
Debt financing fees	(1,850)	—
Distributions to noncontrolling interests	—	(580)
Payment for noncontrolling interests	—	(51,000)
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(2,620)	(2,780)
Proceeds from exercise of stock options	430	480
Excess tax benefits from stock based compensation	300	1,100
Cash transferred to the Cequent businesses	(17,050)	—
Net cash used for financing activities of continuing operations	(203,880)	(14,480)
Net cash provided by financing activities of discontinued operations	208,400	940
Net cash provided by (used for) financing activities	4,520	(13,540)
Cash and Cash Equivalents:
Net increase (decrease) for the period	(1,960)	3,070
At beginning of period	24,420	27,000
At end of period	$22,460	$30,070
Supplemental disclosure of cash flow information:
Cash paid for interest	$12,320	$7,960
Cash paid for taxes	$22,260	$25,610

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Packaging
Net sales	$87,930	$89,320	$256,470	$257,000
Operating profit	$21,870	$20,770	$60,090	$59,670
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$280	$620	$710	$620
Excluding Special Items, operating profit would have been	$22,150	$21,390	$60,800	$60,290

Aerospace
Net sales	$45,380	$27,410	134,340	86,420
Operating profit	$7,110	$3,870	22,410	14,390
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,120	$—	2,740	—
Excluding Special Items, operating profit would have been	$8,230	$3,870	25,150	14,390

Energy
Net sales	$51,600	$50,290	$152,910	$155,390
Operating profit (loss)	$(3,560)	$(1,100)	$(10,390)	$870
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$5,860	$2,080	$11,200	$4,430
Excluding Special Items, operating profit would have been	$2,300	$980	$810	$5,300

Engineered Components
Net sales	$37,280	$55,310	$127,500	$165,060
Operating profit	$4,380	$8,090	$16,570	$24,920
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$90	$—	230	—
Excluding Special Items, operating profit would have been	$4,470	$8,090	16,800	24,920

Corporate Expenses
Operating loss	$(8,240)	$(11,110)	$(24,890)	$(29,850)
Special Items to consider in evaluating operating loss:
Severance and business restructuring costs	$940	$—	940	—
Excluding Special Items, operating loss would have been	$(7,300)	$(11,110)	(23,950)	(29,850)

Total Continuing Operations
Net sales	$222,190	$222,330	$671,220	$663,870
Operating profit	$21,560	$20,520	$63,790	$70,000
Total Special Items to consider in evaluating operating profit	$8,290	$2,700	$15,820	$5,050
Excluding Special Items, operating profit would have been	$29,850	$23,220	$79,610	$75,050

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Income from continuing operations, as reported	$11,710	$11,090	$32,140	$39,220
Less: Net income attributable to noncontrolling interests	—	—	—	810
Income from continuing operations attributable to TriMas Corporation	11,710	11,090	32,140	38,410
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	6,120	2,530	12,050	4,800
Debt extinguishment costs	—	—	1,240	—
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$17,830	$13,620	$45,430	$43,210

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.26	$0.24	$0.70	$0.85
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.13	0.05	0.27	0.10
Debt extinguishment costs	—	—	0.03	—
Excluding Special Items, EPS from continuing operations would have been	$0.39	$0.29	$1.00	$0.95
Weighted-average shares outstanding	45,499,104	45,276,199	45,439,618	45,231,058

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net cash provided by operating activities of continuing operations	$8,260	$13,410	$28,740	$52,640
Add: Cash impact of Financial Improvement Plan	730	—	730	—
Cash Flows from operating activities excluding special items	8,990	13,410	29,470	52,640
Less: Capital expenditures of continuing operations	(7,470)	(5,380)	(20,360)	(18,320)
Free Cash Flow from continuing operations	$1,520	$8,030	$9,110	$34,320